Exhibit 10.1
August 2, 2011
Robert Aquilina
c/o MedQuist Holdings Inc.
9009 Carothers Parkway, Suite C-2
Franklin, TN 37067
Dear Bob:
This letter (this “Agreement and Release”), upon your signature, confirms the entire agreement between MedQuist Holdings Inc. (“Holdings”), CBay Inc. (the “Company”), MedQuist Inc. (“MedQuist” and, together with Holdings and the Company and its and their subsidiaries and affiliates, the “Company Group”) and you regarding the terms of your separation from employment with the Company Group.
1)	You and the Company Group hereby agree that your employment as Executive Chairman of Holdings and any and all appointments you hold with the Company Group as an officer or employee, terminated as of June 30, 2011 (the “Separation Date”). In addition, you and the Company Group acknowledge that you served as the non-Executive Chairman of the Board of Directors of Holdings from July 1, 2011 through July 11, 2011. Effective as of the Separation Date, you shall have no authority to act as an executive officer on behalf of any member of the Company Group and shall not hold yourself out as having such authority or otherwise act in an executive capacity. Regardless of whether you sign this Agreement and Release, the Company will pay you all earned but unpaid salary, if any, through the Separation Date on the first payroll period to occur following the Separation Date.

2)	Subject to your execution, delivery and non-revocation of this Agreement and Release (including with respect to the general release granted herein) within sixty (60) days following the Separation Date (such 60-day period, the “Release Period”) and subject to your execution of the Termination of Management Stockholder’s Agreement (the “Termination Agreement”), attached hereto, as Exhibit A, the continued effectiveness of this Agreement and Release and your continued performance of your ongoing obligations to the Company Group under Sections 7 through 9, and in lieu and full satisfaction of any payments or benefits to which you may otherwise have been entitled pursuant to Section 8(c) of the Employment Agreement, dated August 8, 2008, between you, Holdings and the Company, as amended by Amendment No. 1 to the Employment Agreement, dated February __, 2011, between you, Holdings and the Company (the “Employment Agreement”):
a)	The Company will pay you severance pay equal to your annual base salary of $500,000, which amount will be paid to you over twelve (12) months in substantially equal installments as per the Company’s regularly scheduled payroll cycle, less all applicable taxes and withholdings; provided, that the first installment shall not be paid until the first payroll date to occur after the expiration of the six-month period

Robert Aquilina
August 2, 2011
commencing on the Separation Date, but shall include all installments that otherwise would have been paid during such six-month period.

b)	The Company will pay you additional severance pay in the gross amount of $475,000, which amount will be paid to you over twelve (12) months in substantially equal installments as per the Company’s regularly scheduled payroll cycle, less all applicable taxes and withholdings; provided, that the first installment shall not be paid until the first payroll date to occur after the expiration of the six-month period commencing on the Separation Date, but shall include all installments that otherwise would have been paid during such six-month period.

c)	In the event of your death prior to the receipt of any or all installments under Sections 2(a) and 2(b) of this Agreement and Release, such installments (or the balance of any such installments, as applicable) shall be paid to your estate; provided, that you or your estate, as applicable, have satisfied the conditions set forth in the first sentence of Section 2 of this Agreement and Release.

d)	A schedule of all outstanding stock options granted to you under the CBaySystems Holdings Limited 2007 Equity Incentive Plan (the “2007 Plan”) and the Share Option Agreement under the 2007 Plan, dated April 17, 2009 (the “Option Agreement”) is set forth on Schedule A, attached hereto, which schedule reflects that all options granted to you under the Option Agreement vested prior to the Separation Date. The Option Agreement is hereby amended to provide that, notwithstanding anything to the contrary provided therein, subject to earlier termination in accordance with the Option Agreement, as amended by this Section 2(d), or Section 8 of this Agreement and Release, all outstanding options to purchase shares of common stock of Holdings held by you on June 30, 2011 (as set forth on Schedule A), shall remain exercisable by you or in the event of your death, your estate, until December 30, 2012 and, on or after December 31, 2012, such options shall terminate automatically and shall not be exercisable.
You agree that the payments and benefits provided for in this Section 2 are due solely from the Company and that Insperity PEO Services, L.P., formerly known as Administaff Companies II, L.P. (“Insperity”), has no obligation to pay or provide such compensation or benefits, even though the payments and benefits provided in this Section 2 may be processed or otherwise delivered through Insperity.

3)	On behalf of yourself, your agents and assigns, in consideration for the Company’s and Holdings’ obligations under Section 2 of this Agreement and Release, you hereby waive and release any and all claims, whether known or unknown, that you have against Insperity and its parent company, subsidiaries and other affiliated companies as well as any of its and their insurers, directors, officers, agents, and employees, any member of the Company Group and their respective predecessors, subsidiaries, affiliates and related entities and their respective officers, directors, shareholders, agents, attorneys, employees, successors, or assigns (collectively, the “Released Parties”), arising from or out of your employment with and/or the termination of your employment with the Company Group. These claims include, but are

Robert Aquilina
August 2, 2011
not limited to, claims arising under: Title VII of the Civil Rights Act of 1964, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended (“ADEA”); The Workers Adjustment and Retraining Notification Act, as amended; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Civil Rights Act; the New Jersey Equal Pay Act; and any other federal, state or local discrimination, harassment, civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; any Company Group compensation or benefit plan under which you were eligible, except as expressly provided herein; any stock options granted to you during your employment with the Company Group, except as expressly provided herein; and any claim for costs, fees, or other expenses including attorneys’ fees incurred by you in connection with such matters. Nothing herein is intended to release any claim that is unwaivable by law or governmental regulation, any rights you may have to indemnification provided under any applicable insurance policy or Holdings’ or the Company’s charter or by-laws, or any obligation of the Company or Holdings under this Agreement and Release.

4)	You also acknowledge that there may exist claims or facts in addition to or different from those which are now known or believed by you to exist and agree that it is your intention to fully settle and release such claims against any of the Released Parties, whether known or unknown, that may exist as of the time you sign this Agreement and Release. You acknowledge that you have read this Agreement and Release and understand you may later discover facts different from or in addition to those known or now believed to be true with respect to the matters released or described in this Agreement and Release. You agree that the release and agreements contained in this Agreement and Release shall be and will remain effective in all respects notwithstanding any later discovery of any such different or additional facts.

5)	You affirm that you have been paid and have received all leave (paid and unpaid), compensation, salary, wages, bonuses, commissions and/or benefits to which you may be entitled as an executive officer of the Company Group and that no other leave (paid or unpaid), compensation, salary, wages, bonuses, commissions and any benefits are due to you, except as provided in this Agreement and Release. The Company will reimburse you for reasonable and customary business expenses incurred prior to the Separation Date pursuant to the terms of the Company’s Business Expense Policy; provided that you submit a completed expense reimbursement form and supporting documentation no later than fifteen (15) days following the Separation Date. You further affirm that you have no known workplace injuries or occupational diseases, other than any injuries or diseases that have been previously reported.

6)	You agree that you will return to the Company Group on or before the Separation Date all Company Group property within your possession, custody or control, including any equipment issued to you by Holdings, MedQuist and the Company for your use during employment with the Company Group and any confidential and proprietary information (including, without limitation, customer and vendor names and contact information, customer

Robert Aquilina
August 2, 2011
licensing and support information, sales and forecast information, operating plan and budget information, employee lists and organizational charts, board presentations, etc.), whether in hardcopy or electronic form; and keys and access badges.

7)	To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement and Release will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against any of the Released Parties, which is based in whole or in part on any claim covered under Section 3 of this Agreement and Release. Nothing in this Section 7 shall preclude you from (i) enforcing this Agreement and Release or exercising any rights that you may have that have not been waived under the terms of this Agreement and Release; (ii) initiating or causing to be initiated on your behalf any complaint, charge, claim or proceeding against any of the Released Parties before any local, state or federal agency, court or other body challenging the validity of the waiver of your claims under ADEA contained in Section 3 (but no other portion of such waiver); or (iii) initiating or participating in (but not benefiting from) an investigation or proceeding conducted by the Equal Employment Opportunity Commission with respect to ADEA.

8)	You agree to continue to abide by the terms of Sections 9 (Non-Competition) and 10 (Confidentiality; Intellectual Property) of the Employment Agreement. In the event that the Board of Directors of Holdings determines, in its reasonable discretion and acting in good faith that you have breached the terms of Sections 9 or 10 of the Employment Agreement, the Company (i) shall immediately cease and have no further obligation to make any further installments of the severance payments set forth in Sections 2(a) and 2(b) of this Agreement and Release, and (ii) any outstanding and unexercised options held by you under the Option Agreement shall expire immediately.

9)	You hereby agree not to defame or disparage any member of the Company Group or any executive, manager, director, or officer of any member of the Company Group in any medium to any person without limitation in time. The Company Group hereby agrees that members of the Board of Directors of the Company and Holdings and the executive officers of the Company and Holdings shall not defame or disparage you in any medium to any person without limitation in time. Notwithstanding this provision, each of you, Holdings and the Company may confer in confidence with your or its legal representatives and make truthful statements as required by law.

10)	Each installment of the severance payment set forth in Section 2 is intended to be treated as a series of separate payments at all times for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.409A-2(b)(2)(iii) (or any similar or successor provisions).

11)	This Agreement and Release sets forth the entire agreement between the parties hereto related to the termination of your employment, and fully supersedes any prior agreements or understandings between the parties hereto related to the subject matter hereof, except for (i)

Robert Aquilina
August 2, 2011
any benefit plans applicable to COBRA continuation, (ii) the Option Agreement, as amended pursuant to Section 2(d) of this Agreement and Release, and (iii) the Termination Agreement. This Agreement and Release shall terminate and fully extinguish any and all rights that you may have under the Employment Agreement. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you by the Company, Holdings or MedQuist in connection with your decision to accept this Agreement and Release, except for those set forth in this Agreement and Release.

12)	This Agreement and Release shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflicts of law provisions.

13)	This Agreement and Release may not be modified, altered or changed except upon express written consent of each of the Company, Holdings, MedQuist and you wherein specific reference is made to this Agreement and Release.

14)	Should any of the provisions of this Agreement and Release be determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released or a restrictive covenant may not be enforced as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims, and the covenant not to sue shall otherwise remain effective to release any and all other claims covered thereby.

15)	You have up to twenty-one (21) days from the date of your receipt of this letter to accept the terms of this Agreement and Release, although you may accept it at any time within those twenty-one (21) days. You are advised to consult an attorney about whether or not to sign this Agreement and Release.

16)	To accept this Agreement and Release, please sign and date this letter and return it to the General Counsel of Holdings no later than the twenty-one (21) day period referred to in Section 15 above. Once you do so, you will have an additional seven (7) days in which to revoke your acceptance. To revoke, you must deliver to the General Counsel of the Holdings a written statement of revocation no later than seven (7) days after you execute this Agreement and Release. If you do not submit your revocation, then the eighth (8th) day after your execution of this Agreement and Release will be the “Effective Date” of this Agreement and Release. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which you were employed at the time of your last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. If you revoke this Agreement and Release, you will have no right or entitlement to any of the payments or benefits described in this Agreement and Release (except as described in Section 1). You will not be entitled to receive any of the payments or benefits provided in any Section of this Agreement and Release, other than Section 1, until the occurrence of the Effective Date. You hereby acknowledge and agree that you have been provided with a copy of this Agreement and Release on or prior to the Separation Date and understand that this Agreement and Release must become effective prior to the expiration of

Robert Aquilina
August 2, 2011
the Release Period defined in Section 2 in order for you to be entitled to the severance payments and benefits described in Section 2.

17)	This Agreement and Release may be executed by one or more of the parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile or PDF copy of such party’s executed counterpart of this Agreement and Release (or its signature page thereof) shall be deemed to be an executed original thereof.
[Remainder of Page Intentionally Left Blank]

Robert Aquilina
August 2, 2011
I wish you success in your future and professional efforts.
Sincerely,

MEDQUIST HOLDINGS INC.		MEDQUIST INC.

/s/	Mark R. Sullivan	/s/	Mark R. Sullivan

By:	Mark R. Sullivan	By:	Mark R. Sullivan
Its:	General Counsel & Chief	Its:	General Counsel & Chief
	Compliance Officer		Compliance Officer

CBAY INC.
/s/ Kashyap Joshi
By: Kashyap Joshi
Its: Vice President Finance

Acknowledgement and Acceptance:
By signing this Agreement and Release, I acknowledge that I have been advised to review this Agreement and Release with an attorney before signing it, and have had the opportunity to review this Agreement and Release with an attorney of my choice, or have done or voluntarily chosen not to do so; that I have read the and fully understand the terms of the Agreement and Release; and that I hereby voluntarily agree to them.

Dated:	August 2, 2011	Signed:	/s/ Robert Aquilina

Robert Aquilina
Effective as of the Separation Date, except for any continued services as a non-employee director of the Board of Directors of Holdings, I hereby acknowledge and confirm my resignation from all appointments and positions held by me with any member of the Company Group, whether as an officer, director, employee, consultant, agent or otherwise.

Dated:	August 2, 2011	Signed:	/s/ Robert Aquilina

Robert Aquilina

Schedule A
SCHEDULE OF OUTSTANDING STOCK OPTIONS
     The table below sets forth the outstanding options to purchase common stock of MedQuist Holdings Inc., (“Holdings”) held by Robert Aquilina as of June 30, 2011 (the “Separation Date”) granted under the CBay Systems Holdings Limited 2007 Equity Incentive Plan (approved by Holdings on June 12, 2007 and amended by the Board of Directors of Holdings on September 4, 2008).
Schedule of Outstanding Options to Purchase
Shares of Common Stock of
MedQuist Holdings Inc. Held by Robert Aquilina
as of the Separation Date

				Vested and
	Initial Exercise	Adjusted Exercise	Outstanding as of	Exercisable as of
Grant Date	Price	Price	the Separation Date	the Separation Date	Expiration Date
August 6, 2008	£3.15 per share	$5.01 per share	484,111	484,111	December 31, 2012
	$5.01 per share

EXHIBIT A
TERMINATION OF MANAGEMENT STOCKHOLDER’S AGREEMENT
          This Agreement (this “Agreement”) is entered into as of July 28, 2011 among MedQuist Holdings Inc. (formerly known as CBaySystems Holdings Limited), a Delaware corporation (the “Company”), S.A.C. PEI CB Investment, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“SAC CBI”), and Robert Aquilina (the “Management Stockholder”) (the Company, SAC CBI and the Management Stockholder being hereinafter collectively referred to as the “Parties”).
          WHEREAS, on April 17, 2009, the Parties entered into the Management Stockholder’s Agreement (the “Original Agreement”) in connection with the issuance and prospective issuance to the Management Stockholder of options (the “Options”) to purchase shares of common stock (of the Company) pursuant to the terms of the Original Agreement and the terms of the Company’s 2007 Equity Incentive Plan (the “2007 Option Plan”) and the Stock Option Agreement entered into by and between the Company and the Management Stockholder in respect thereof (the “Option Agreement”); and
          WHEREAS, the Parties desire and wish to terminate the Original Agreement,
          NOW THEREFORE, to implement the foregoing and in consideration of the mutual agreements contained herein, the Parties agree as follows:
     1. Termination of Original Agreement. The Parties agree that the Original Agreement is hereby terminated, subject to the conditions that (a) the shares of the Company’s common stock issuable to the Management Stockholder under the Option Agreement shall have been registered under the Securities Act of 1933, as amended, and (b) the Company and the Management Stockholder shall have entered into a Separation and General Release Agreement relating to the termination of the Management Stockholder’s employment with the Company.
     2. Covenant Not to Disparage. The Management Stockholder agrees that he shall not, at any time, disparage SAC CBI or any of its affiliates (as such term is defined in Rule 405 under the Securities Act of 1933, as amended), or any of the current or former directors, officers, agents, representatives, partners, members or stockholders of any of the foregoing, either orally or in writing. This provision shall apply in addition to the provisions of the above-mentioned Separation and General Release Agreement.
     3. Binding Effect; Assumption. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
     4. Applicable Law. The laws of the State of New York applicable to contracts executed and to be performed entirely in such state shall govern the interpretation, validity and performance of the terms of this Agreement.
     5. Counterparts. This Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each Party hereto confirms that any facsimile or PDF copy of such party’s executed counterpart of this Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.
[Signatures on next pages.]

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MEDQUIST HOLDINGS INC.
By:
	Name:	Mark R. Sullivan
	Title:	General Counsel & Chief Compliance Officer

[Signature Page to Aquilina — Termination of Management Stockholder’s Agreement]

S.A.C. PEI CB INVESTMENT, L.P., acting by its general partner, S.A.C. PEI CB Investment GP, Limited
By:
Name:
Title:

[Signature Page to Aquilina — Termination of Management Stockholder’s Agreement]

MANAGEMENT STOCKHOLDER:
Robert Aquilina

ADDRESS:

[Signature Page to Aquilina — Termination of Management Stockholder’s Agreement]